MUTUAL OF AMERICA

MUTUAL OF AMERICA
LIFE INSURANCE COMPANY

320 PARK AVENUE
NEW YORK NY 10022-6839
212 224 1562
212 224 2518 FAX

THOMAS L. MARTIN
EXECUTIVE VICE PRESIDENT AND
DEPUTY GENERAL COUNSEL
CORPORATE LAW

April 30, 2010

Via EDGAR correspondence

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Re:          Mutual of America Investment Corporation

Post-Effective Amendment to Registration Statement on Form N-1A

(File no. 033-06486 and 811-05084)

Filed pursuant to Rule 485(b) of the Securities Act of 1933

Commissioners:

As in-house counsel for Mutual of America Life Insurance Company, I participated in the preparation of the above referenced Post-Effective Amendment filed on the date hereof.  Such Post-Effective Amendment does not contain disclosures that would render it ineligible to become effective under Rule 485(B) of the Securities Act of 1933.

Sincerely,

/s/ Thomas L. Martin

Thomas L. Martin
Executive Vice President and
Deputy General Counsel

MUTUAL OF AMERICA
LIFE INSURANCE COMPANY

NEW YORK NY 10022-6839
212 224 1562
212 224 2518 FAX

THOMAS L. MARTIN
EXECUTIVE VICE PRESIDENT AND
DEPUTY GENERAL COUNSEL
CORPORATE LAW

Via Edgar Correspondence

April 30, 2010

Mr. Sonny Oh

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549-1520

RE:	Post-Effective Amendment No. 34 under the Securities Act of 1933 and Post Effective Amendment No. 35 under the Investment Company Act of 1940 to the Registration Statement on Form N-1A of Mutual of America Investment Corporation
SEC File Nos. 033-06486 and 811-05084 (Prospectus and S.A.I.)

Dear Mr. Oh:

Mutual of America and Registrant filed Post-Effective Amendment No. 34 under the 1933 Act and Amendment No. 35 under the 1940 Act to the above-referenced Registration Statement on form N-1A on February 18, 2010.

In connection with this filing, the Registrant acknowledges that:

1.               The Registrant is responsible for the adequacy and accuracy of the disclosure in the filings;

2.               The Securities and Exchange Commission (“Commission”) staff (“Staff”) comments or changes to disclosure in response to Staff comments in the filings reviewed by the Staff do not foreclose the Commission from taking any action with respect to the filings; and

3.               The Registrant may not assert Staff comments as a defense in any proceedings initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

/s/ Thomas L. Martin